Exhibit 99.1
Lone Star Funds Completes Lodgian Acquisition
DALLAS, TX, April 19, 2010— Lone Star Funds (“Lone Star”) today announced that an affiliate of Lone Star has completed the acquisition of Lodgian, Inc. (NYSE Amex Equities: LGN), one of the nation’s largest independent hotel owners and operators. This follows the previously announced adoption of the merger agreement entered into by Lodgian with LSREF Lodging Investments, LLC (“LSREF”) and LSREF Lodging Merger Co., Inc., affiliates of Lone Star, and the approval of the merger pursuant to which Lodgian would be acquired by LSREF, which occurred at a special meeting of Lodgian’s stockholders held on April 15, 2010. Lodgian stockholders will receive $2.50 per share in the all-cash transaction. The transaction is valued at approximately $270 million, including assumed debt.
“We are enthusiastic about this transaction and are pleased to work with Lodgian’s talented team to provide customers with the high quality lodging and outstanding service they have come to expect from Lodgian properties,” said Lone Star Funds’ Andre Collin, Senior Managing Director, Real Estate Americas.
“We look forward to joining the Lone Star family of portfolio companies and continuing to build upon the success of Lodgian’s hotels,” said Daniel E. Ellis, Lodgian President and Chief Executive Officer. “Not only will Lodgian benefit from Lone Star’s financial strength, but also it will benefit from Lone Star’s broad real estate expertise.”
Hunton & Williams LLP is acting as legal counsel to Lone Star. Dana Ciraldo, previously affiliated with Hodges Ward Elliott, acted as financial advisor to Lone Star. King & Spalding LLP is acting as legal counsel to Lodgian. Genesis Capital LLC acted as a financial advisor to Lodgian, and Houlihan Lokey Howard & Zukin Financial Advisors, Inc. provided a fairness opinion to the Board of Directors of Lodgian.
About Lone Star Funds
Lone Star is a global investment firm that acquires debt and equity assets including corporate, commercial real estate, single-family residential, and consumer debt products, as well as banks and asset-rich operating companies requiring rationalization. Since the establishment of its first fund in 1995, the principals of Lone Star have organized private equity funds totaling approximately $24 billion of capital that has been invested globally through Lone Star’s worldwide network of affiliate offices.
About Lodgian
Lodgian is one of the largest independent owners and operators of full-service hotels in the United States. Lodgian currently owns and manages a portfolio of 27 hotels with 5,230 rooms located in 18 states. Of Lodgian’s 27-hotel portfolio, as of today, 13 are InterContinental Hotels Group brands (Crowne Plaza and Holiday Inn), 8 are Marriott brands (Marriott, Courtyard by Marriott, SpringHill Suites by Marriott and Residence Inn by Marriott), two are Hilton brands, and four are affiliated with other nationally recognized franchisors including Starwood, Wyndham, and Carlson. For more information about Lodgian, visit Lodgian’s website: www.lodgian.com.